Exhibit 99.1

Wellgistics Health Announces Launch of Diabetes Drug Brenzavvy® to Wellgistics Pharmacy Network

■	Launch targets $16 billion SGLT-2 inhibitor market that serves 33 million type II diabetics in the US, many of whom are uninsured and underinsured and whose out-of-pocket costs exceed Brenzavvy’s cash price
■	Proprietary EinsteinRx™ artificial intelligence pharmacy platform empowers the 6,500+ pharmacies in the Wellgistics Pharmacy Network to educate patients and providers on the advantages of Brenzavvy vs. Jardiance® and other SGLT-2 inhibitors
■	Reduced out-of-pocket costs for patients, paired with a patient-education revenue opportunity for pharmacists, are designed to support broader market access to Brenzavvy and enhance the overall care experience
■	Launch establishes a new model for next-generation reformulated drugs that offer patient-specific product advantages compared with entrenched market leaders

TAMPA, FL, December 8, 2025 – Wellgistics Health, Inc. (“Wellgistics”) (NASDAQ: WGRX), a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™, today announced that it has begun the commercial launch of diabetes prescription drug Brenzavvy® to its network of 6,500 independent pharmacies (the “Wellgistics Pharmacy Network”) that primarily target patients in rural communities where there is often an increased incidence of diabetes. The launch is targeting the 33 million Americans who have been diagnosed with type II diabetes1 and whose out-of-pocket costs for SGLT-2 drugs exceed the Brenzavvy cash price.

Jardiance® and other SGLT-2 inhibitor drugs reached sales of $16.8 billion in 2024, with projected growth projected to reach $28.9 billion by 2033. The United States represents 40.8% of that market according to Grandview Research2. A large scale analysis of data from 28 US health systems in 2022–2023 showed that guideline-recommended prescription of SGLT-2 inhibitors in diabetics with a class 1A recommendation is only 11.9%3, leading to suboptimal care for the vast majority of such patients. As the Company’s proprietary EinsteinRx artificial intelligence pharmacy platform is being rolled out into the Wellgistics Pharmacy Network’s point-of-sales systems, Wellgistics will alert pharmacists to patients with a likely class 1A recommendation for a SGLT-2 inhibitor, as well as the likely patient benefit from dispensing Brenzavvy vs. other SGLT-2 inhibitors in the majority of cases where such a class 1A recommendation does not exist. Once alerted, pharmacists will be able to work to rapidly educate the provider on the benefits of Brenzavvy vs. other SGLT-2 inhibitors in patients without cardiovascular disease or chronic kidney disease (CKD). Brenzavvy’s competitive price point when compared with the out-of-pocket costs of Jardiance & other SGLT-2 inhibitors, provides a compelling rationale for pharmacist-driven education of providers to help optimize prescribing decisions and help improve patient access.

“By rapidly helping providers optimize therapy selection for patients without delaying dispensing timelines, pharmacists are uniquely positioned to help drive better outcomes for their patients without increasing out-of-pocket costs,” said Prashant Patel, RPh, President & Interim-CEO of Wellgistics Health. “Pharmacists are one of the most trusted sources of information about how prescription drugs will impact the health of patients, especially in rural communities. EinsteinRx is empowering these trusted healthcare professionals with the advanced technology they need to get the right drug to the right patient at the right time. With the launch of Brenzavvy through our Wellgistics Pharmacy Network, we can provide remuneration opportunities for both products and services, with the latter helping pharmacists improve their ROI by educating providers on the patient-specific advantages of Brenzavvy. We believe that this pharmacist-led provider education model will enable the blueprint for other later-generation drugs with similar product profile advantages to rapidly establish market share.”

1 https://my.clevelandclinic.org/health/diseases/21501-type-2-diabetes

2 https://www.grandviewresearch.com/industry-analysis/sglt2-inhibitors-market-report

3 https://pmc.ncbi.nlm.nih.gov/articles/PMC11789666/#:~:text=Condensed%20Abstract,recommendations%20for%20SGLT2%2Dinhibitor%20use.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ: WGRX) is a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispending journey. Its integrated platform connects 6,500+ pharmacies (the “Wellgistics Pharmacy Network”) and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment as needed to optimize patient access. Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in the U.S. prescription drug market for independent pharmacies.

For more information, visit www.wellgisticshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the parties’ plans to negotiate definitive agreements, potential implementation, adoption, performance, revenue sharing, and other anticipated benefits of the contemplated collaboration. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described in DataVault AI, Inc.’s and Wellgistics Health, Inc.’s filings with the SEC. Forward-looking statements speak only as of the date hereof, and neither company undertakes any obligation to update them except as required by law. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction, and there shall be no sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Wellgistics Media & Investor Contact

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Wellgistics Investor Relations Contact

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Office: (646) 893-5835

Email: info@skylineccg.com